Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

April 10, 2017 and the Prospectus dated August 31, 2015

Registration No. 333-206678

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc.

Guarantor:	AmeriCredit Financial Services, Inc.

Trade Date:	April 10, 2017

Settlement Date:	April 13, 2017 (T+3)

Form of Offering:	SEC Registered (Registration No. 333-206678)

Terms applicable to

Floating Rate Senior Notes due 2020

Aggregate Principal Amount:	$750,000,000

Maturity Date:	April 13, 2020

Public Offering Price:	100.000%, plus accrued and unpaid interest, if any, from April 13, 2017

Interest Rate Basis:	Three-month LIBOR

Spread to LIBOR:	+93 bps

Interest Payment Dates:	January 13, April 13, July 13 and October 13, commencing on July 13, 2017

Interest Rate Determination:	Three-month LIBOR, determined as of two London business days prior to the settlement date or the relevant interest reset date, as applicable, plus 0.93% per annum

Interest Reset Dates:	Quarterly on January 13, April 13, July 13 and October 13, commencing on July 13, 2017

Day Count Convention:	Actual / 360

Redemption:	The notes shall not be redeemable prior to their maturity

Regular Record Dates:	15 calendar days prior to each interest payment date

Calculation Agent:	Wells Fargo Bank, N.A.

CUSIP / ISIN:	37045XBU9 / US37045XBU90

Joint Book-Running Managers:	BBVA Securities Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA LLC Société Générale TD Securities (USA) LLC

Co-Managers:	BB Securities Ltd. BMO Capital Markets Corp. Santander Investment Securities Inc. UniCredit Capital Markets LLC Blaylock Beal Van, LLC Samuel A. Ramirez & Company, Inc.

Terms applicable to

2.650% Senior Notes due 2020

Aggregate Principal Amount:	$1,000,000,000

Final Maturity Date:	April 13, 2020

Public Offering Price:	99.860%, plus accrued and unpaid interest, if any, from April 13, 2017

Benchmark Treasury:	1.625% due March 15, 2020

Benchmark Treasury Yield:	1.499%

Spread to Benchmark Treasury:	T+120 bps

Coupon:	2.650%

Yield to Maturity:	2.699%

Interest Payment Dates:	April 13 and October 13, commencing on October 13, 2017

Day Count Convention:	30 / 360

Optional Redemption:	Make-whole call at T+20 bps

CUSIP / ISIN:	37045XBV7 / US37045XBV73

Joint Book-Running Managers:	BBVA Securities Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA LLC Société Générale TD Securities (USA) LLC

Co-Managers:	BB Securities Ltd. BMO Capital Markets Corp. Santander Investment Securities Inc. UniCredit Capital Markets LLC Blaylock Beal Van, LLC Samuel A. Ramirez & Company, Inc.

Terms applicable to

3.950% Senior Notes due 2024

Aggregate Principal Amount:	$1,250,000,000

Final Maturity Date:	April 13, 2024

Public Offering Price:	99.830%, plus accrued and unpaid interest, if any, from April 13, 2017

Benchmark Treasury:	2.125% due March 31, 2024

Benchmark Treasury Yield:	2.178%

Spread to Benchmark Treasury:	T+180 bps

Coupon:	3.950%

Yield to Maturity:	3.978%

Interest Payment Dates:	April 13 and October 13, commencing on October 13, 2017

Day Count Convention:	30 / 360

Optional Redemption:

Make-whole call at T+30 bps prior to February 13, 2024 (the date that is two months prior to the final maturity date)

Par call on or after February 13, 2024 (the date that is two months prior to the final maturity date)

CUSIP / ISIN:	37045XBW5 / US37045XBW56

Joint Book-Running Managers:	BBVA Securities Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA LLC Société Générale TD Securities (USA) LLC

Co-Managers:	BB Securities Ltd. BMO Capital Markets Corp. Santander Investment Securities Inc. UniCredit Capital Markets LLC Blaylock Beal Van, LLC Samuel A. Ramirez & Company, Inc.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: BBVA Securities Inc., 1345 Ave of the Americas, 44th Floor, New York, NY 10105, Attention: US Debt Capital Markets, telephone: 212-728-2300; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: High Grade Syndicate Desk, telephone: +1(212) 834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated, Attention: Prospectus Department, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, telephone: (800) 294-1322, email: dg.prospectus_requests@baml.com; Mizuho Securities USA LLC, Attention: Debt Capital Markets, 320 Park Avenue, 12th Floor, New York, NY 10022, telephone: (866) 271 7403; Société Générale, 10 Bishops Square, London E1 6EG, United Kingdom, Toll-free: +1 855 881 2108, Collect Call Number: +44 20 7676 7926; and TD Securities (USA) LLC, 31 West 52nd St., New York, NY 10019, telephone: (855) 495-9846, Attention: Debt Capital Markets Syndicate.